Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Announces Workforce Reductions
JACKSON, Mich. — Feb. 6, 2009 – Sparton Corporation (NYSE: SPA) today announced a six percent reduction in its total workforce of approximately 1,000 employees. This reduction will impact the Company’s salaried workforce at four of its six facilities in the U.S. and Canada.
“This difficult decision is necessitated because of the economic and competitive challenges we are facing in the marketplace,” said Cary Wood, CEO, Sparton Corporation. “Our aggressive goal continues to be to return this Company to profitability and long-term success. This is part of a broader plan we have initiated to reduce operating costs, increase efficiencies and improve our competitive position for the future. We continue to evaluate other options, including other related retirement and benefit areas, and expect to announce additional changes in the near future.”
Annual savings, including wages and associated benefits, from these workforce reductions are estimated to be $4.1 million. The Company will incur severance costs of approximately $400,000 during the three months ending March 31, 2009. An additional $600,000 in estimated annual savings will occur through a reduced use of contract workers.
Employees affected by these reductions are located in Jackson, Mich., De Leon Springs, Fla., Brooksville, Fla., and London, Ontario, Canada. The Company facilities in Strongsville, Ohio, and Vietnam, are not affected.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Michigan, Sparton has six manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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